EXHIBIT 99.1

                                                          RELEASE:  IMMEDIATE


                  GETTY PETROLEUM CORP. ANNOUNCES PROPOSED
                       SPIN OFF OF MARKETING BUSINESS


     JERICHO, NY., March 13, 1996 -- Getty Petroleum Corp. (NYSE-GTY) announced today that it intends to spin off to its shareholders on a tax-free basis its petroleum marketing business. The Company would retain its real estate business and lease substantially all of its properties on a long-term net basis to the new company, which will be called "Getty Petroleum Marketing Inc." Getty Petroleum Corp. would change its name to "Getty Realty Corp."

     The spin-off is subject to obtaining a favorable tax ruling from the Internal Revenue Service. The proposed transaction should be completed later this year. Each shareholder of Getty Petroleum Corp. would receive a pro rata share of Getty Petroleum Marketing Inc. for each share of Getty Petroleum Corp., although the exchange ratio has not yet been determined. It is contemplated that the shares of both companies would be listed on the New York Stock Exchange.

     The assets of the petroleum marketing business to be transferred to Getty Petroleum Marketing Inc. include the Company's petroleum marketing equipment, inventory and supply contracts. Getty Realty Corp. would retain the Company's fee and leased properties, including service stations and supply terminals, substantially all of which would be leased or subleased to Getty Petroleum Marketing Inc. Getty Realty Corp. would also retain the Company's heating oil business located in central Pennsylvania and Maryland.

     Most of Getty's officers would become officers of Getty Petroleum Marketing Inc., which would provide administrative support for Getty Realty Corp. for an interim period. Getty Petroleum Marketing Inc. intends to create a leveraged Employee Stock Ownership Plan which would result in approximately 5% of Getty Petroleum Marketing's stock being transferred to its employees over ten years.


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     Leo Liebowitz, President and Chief Executive Officer of Getty Petroleum
Corp., said the proposed spin-off is in recognition of the fact that the Company's real estate and marketing businesses are two distinct businesses with different strategic objectives, growth opportunities and capital requirements. He said that the separation of the two will better enable each entity to focus on and take advantage of its growth opportunities, thereby enhancing overall shareholder value.

     Getty Petroleum Corp., one of the nation's largest independent marketers of gasoline and petroleum products, has operations in a thirteen state area, Maine through Virginia. The Company is also a marketer of heating oil and is a wholesale distributor of a variety of petroleum products through its east coast petroleum storage and distribution network.


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Contact:  John J. Fitteron
          (516) 338-6000